                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
RSI Systems, Inc.:

We consent to incorporation by reference in the registration statements (commission File numbers 333-62573 and 33-95912) on Form S-8 of RSI Systems, Inc., of our report dated August 12, 1999, except as to notes 3 and 5 which are as of September 3, 1999, and note 7(b) which is as of September 7,1999, relating to the balance sheets of RSI Systems, Inc., as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999, annual report on Form 10-KSB of RSI Systems, Inc.







Minneapolis, Minnesota
September 24, 1999